UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 16, 2014

         HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

                     Delaware

                      0-30291

           03-0453686

     (State or other jurisdiction                                              (Commission                                     (IRS Employer

             of incorporation)                                                       File Number)                                 Identification No.)

                                                            710 North Post Oak Road, , Texas

                                               77024

                                                       (Address of principal executive offices)                                               (Zip Code)

Registrant’s telephone number, including area code:

(713) 821-3157

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On April 16, 2014, our board of directors appointed Thomas “Alex” Newton as a director to fill a vacancy which existed thereunder.  Pursuant to our bylaws, vacancies may be filled by a vote of the remaining directors.  Mr. Newton is expected to serve on our audit committee, compensation committee and nominating and governance committee.  A copy of Mr. Newton’s biography is set forth below.  We do not have any contract or arrangement with Mr. Newton regarding his services as a director.

Thomas “Alex” Newton has been a director of HII Technologies, Inc. since April 16, 2014.  Since 1999, Mr. Newton has been the owner and operator of Siteworks, Inc., a manufacturer of cast stone for the construction industry. From 1997-1999, Mr. Newton was President and Chief Operating Officer Daniel Industries,  a manufacturer and marketer of oilfield and industrial products (and previously an NYSE publicly traded corporation until its acquisition by Emerson in 1999).  From 1987-1997, Mr. Newton worked at various oilfield divisions within CAMCO International, including as President of Reed Tool Company from 1996-1997 and Vice President and General Manager of Hycalog from 1993-1996.  Mr. Newton served in various capacities at NL Industries in its oilfield services group from 1981-1987 and Chromalloy American Corporation from 1977-1980.  Mr. Newton served in the United States Navy as a Lieutenant and is a Vietnam veteran. Mr. Newton received an MBA from Harvard Graduate School of Business Administration and a BA in Management Science from Duke University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HII TECHNOLOGIES, INC.

(Registrant)

Date:  April 22, 2014

By:

/s/ Matthew C. Flemming

Matthew C. Flemming, CEO

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